UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 27, 2005

Harvest Natural Resources, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-10762	77-0196707
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1177 Enclave Parkway, Suite 300, Houston, Texas		77077
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	281-899-5720

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Effective September 26, 2005, Harvest Natural Resources, Inc. (the "Company") entered into an Employment Agreement (the "Employment Agreement") with Mr. Byron A. Dunn, the Company's newly elected Senior Vice President of Corporate Development (see Item 5.02 of this Current Report on Form 8-K below). The Employment Agreement provides for the payment to Mr. Dunn of a base salary of $200,000 a year. Mr. Dunn will be eligible for annual bonus awards at the discretion of the Company's Board of Directors. The Employment Agreement has an initial term, which is automatically extended for one year upon each anniversary, unless a one year notice not to extend is given by the executive or the Company. The initial term of the Employment Agreement is through May 31, 2007.

The Employment Agreement also provides Mr. Dunn with a stock option grant for 225,000 shares which vests: (i) one-third after the later of September 25, 2006, and the Stock Value Date, (ii) an additional one-third after the later of September 25, 2007, and the Stock Value Date, and (iii) the remaining one-third after the later of September 25, 2008, and the Stock Value Date. The "Stock Value Date" is the first day after September 26, 2005, on which the average of the closing price of the stock for ten (10) consecutive trading days equals or exceeds $20.00 per share.

The Employment Agreement provides that if Mr. Dunn is terminated without cause or notice, or resigns for good reason, then he will be entitled to the following benefits: (i) an amount equal to two years base salary; (ii) an amount equal to two years of the maximum contribution the Company may make under the Company’s 401(k) plan; (iii) the remaining restriction period of any restricted stock awards will lapse; (iv) any outstanding stock options shall vest and remain exercisable for the shorter of 12 months or the remaining term; and (v) Mr. Dunn will be reimbursed for up to $20,000 of outplacement services.

The Employment Agreement also provides that in the event of a change of control of the Company and the termination of Mr. Dunn’s employment without cause or for good reason within 240 days before or 730 days after a change of control, Mr. Dunn will be entitled to the following benefits: (i) an amount equal to two years base salary; (ii) an amount equal to two times any annual bonus (the higher of the highest bonus over the three prior years or the target bonus); (iii) an amount equal to two years of the maximum contribution the Company may make under the Company’s 401(k) plan; (iv) the remaining restriction period of any restricted stock awards will lapse; (v) vesting of all outstanding stock options which shall remain exercisable for the shorter of 12 months or the remaining term; (vi) continuation of accident, life, disability, dental and health benefits for two years; (vii) Mr. Dunn will be reimbursed for up to $20,000 of outplacement services and, (viii) reimbursement for any excise tax on the above benefits.

In consideration of the benefits provided under the Employment Agreement, Mr. Dunn agrees to protect the Company’s trade secrets and, during the period of employment and for two years thereafter, to not disclose proprietary and confidential information or to compete with the Company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Byron Dunn was elected as Senior Vice President, Corporate Development by the Board of Directors of Harvest Natural Resources, Inc. effective September 26, 2005. He resigned his position on the Board also on September 26, 2005. Previously, Mr. Dunn served on the Company’s Board of Directors from October 2000 until March 2002 and again from December 2003 until September 25, 2005.

Mr. Dunn, age 47, earned a Bachelor of Science degree in Chemical Engineering from the Illinois Institute of Technology in 1979 and a Masters of Business Administration degree, with a specialization in finance, from the University of Chicago in 1986. Prior to joining Harvest, Mr. Dunn was with National-Oilwell, Inc., an oilfield products and services company, as Vice President, Business Development in August 2003 and also served as Chairman of the Board of TTS Marine ASA, a National-Oilwell investee company, and as Acting President of Rig Solutions Eastern Hemisphere. He assisted with the National-Oilwell acquisition of Varco International, Inc. and chaired the National Oilwell-Varco integration team. Prior to joining National-Oilwell, Mr. Dunn was Executive Director in the global energy and power investment banking group of UBS Investment Bank for seven years. In addition, during 1991 and 1992, Mr. Dunn spent considerable time in West Siberia, Europe and South America as manager of upstream business development and acquisitions for Phibro Energy. Mr. Dunn also has five years of operational experience in the oil and gas industry, serving in drilling, production and reservoir assignments for Chevron USA.

Item 9.01 Financial Statements and Exhibits.

Press release dated September 27, 2005, announcing that Byron A. Dunn has been elected Senior Vice President of Corporate Development of Harvest Natural Resources, Inc. effective September 26, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harvest Natural Resources, Inc.

March 14, 2006	By:	Kerry R. Brittain

Name: Kerry R. Brittain
Title: Senior Vice President, General Counsel and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated September 27, 2005, announcing that Byron A. Dunn has been elected Senior Vice President of Corporate Development of Harvest Natural Resources, Inc. effective September 26, 2005.